Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2021 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — May 6, 2021 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2021 and the declaration of a cash dividend.

For the first quarter ended March 31, 2021, revenue increased 9.3% to $1,546.5 million, compared to $1,414.6 million for the same quarter, prior year. Income from operations increased 57.0% to $202.0 million for the first quarter ended March 31, 2021, compared to $128.7 million for the same quarter, prior year. Net income increased 94.8% to $137.2 million for the first quarter ended March 31, 2021, compared to $70.4 million for the same quarter, prior year. Net income included a pre-tax gain on sale of businesses of $7.2 million for the first quarter ended March 31, 2020. Adjusted EBITDA increased 37.9% to $258.3 million for the first quarter ended March 31, 2021, compared to $187.3 million for the same quarter, prior year. Earnings per common share increased to $0.82 for the first quarter ended March 31, 2021, compared to $0.40 for the same quarter, prior year. Adjusted earnings per common share was $0.82 for the first quarter ended March 31, 2021, compared to $0.37 for the same quarter, prior year. Adjusted earnings per common share excluded the gain on sale of businesses and its related tax effects for the first quarter ended March 31, 2020. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table VII of this release.

Please refer to “Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations during the Three Months Ended March 31, 2020 and 2021” below for further discussion regarding the impact of the coronavirus disease 2019 (“COVID-19”) pandemic on Select Medical’s operating results.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of March 31, 2021, Select Medical operated 99 critical illness recovery hospitals in 28 states, 30 rehabilitation hospitals in 12 states, and 1,809 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 519 occupational health centers in 41 states. At March 31, 2021, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

CARES Act Provider Relief Fund

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted. The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including $100.0 billion in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to COVID-19, and for reimbursing eligible health care providers for health care related expenses and lost revenues that are attributable to COVID-19.

For the three months ended March 31, 2021, Select Medical recognized $16.1 million of other operating income related to payments received under the Provider Relief Fund for health care related expenses and lost revenue attributable to COVID-19. This other operating income is included within the operating results of Select Medical’s other activities.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2021, revenue for the critical illness recovery hospital segment increased 18.9% to $594.9 million, compared to $500.5 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 27.9% to $113.3 million for the first quarter ended March 31, 2021, compared to $88.6 million for the same quarter, prior year. Adjusted EBITDA includes $17.9 million of other operating income related to the outcome of litigation with the Centers for Medicare & Medicaid Services. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 19.0% for the first quarter ended March 31, 2021, compared to 17.7% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for both the first quarters ended March 31, 2021 and 2020.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2021, revenue for the rehabilitation hospital segment increased 14.2% to $207.8 million, compared to $182.0 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 31.0% to $50.5 million for the first quarter ended March 31, 2021, compared to $38.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 24.3% for the first quarter ended March 31, 2021, compared to 21.2% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table V of this release for both the first quarters ended March 31, 2021 and 2020.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2021, revenue for the outpatient rehabilitation segment was $252.0 million, compared to $255.2 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $26.3 million for the first quarter ended March 31, 2021, compared to $27.1 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.4% for the first quarter ended March 31, 2021, compared to 10.6% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for both the first quarters ended March 31, 2021 and 2020.

Concentra Segment

For the first quarter ended March 31, 2021, revenue for the Concentra segment increased 6.1% to $422.8 million, compared to $398.5 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 33.4% to $82.0 million for the first quarter ended March 31, 2021, compared to $61.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 19.4% for the first quarter ended March 31, 2021, compared to 15.4% for the same quarter, prior year. Certain Concentra key statistics are presented in table V of this release for both the first quarters ended March 31, 2021 and 2020.

Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations during the Three Months Ended March 31, 2020 and 2021

Beginning in March 2020, state governments placed significant restrictions on businesses and mandated closures of non-essential or non-life sustaining businesses, causing many employers to furlough their workforce and temporarily cease or significantly reduce their operations. State governments also implemented restrictions on travel and individual activities outside of the home, closed schools, and mandated other social distancing measures. At the same time, hospitals and other facilities began suspending elective surgeries. In an effort to ensure hospitals and health systems had the capacity to absorb and effectively manage surges of COVID-19 patients, a number of waivers and modifications of certain requirements under the Medicare, Medicaid and Children’s Health Insurance Program (“CHIP”) programs were authorized in March 2020, including certain regulations under the Medicare program which govern admissions into Select Medical’s critical illness recovery hospitals and rehabilitation hospitals. Specifically, Select Medical’s critical illness recovery hospitals which are certified as long-term care hospitals (“LTCHs”) became exempt from the greater-than-25-day average length of stay requirement for all cost reporting periods that include the COVID-19 public health emergency period. Select Medical’s rehabilitation hospitals which are certified as inpatient rehabilitation facilities (“IRFs”) could exclude patients admitted solely to respond to the emergency from the calculation of the “60 percent rule” thresholds to receive payment as an IRF. The COVID-19 public health emergency period has been extended and is currently in effect through July 20, 2021.

The adverse effects of the COVID-19 pandemic, along with the actions of governmental authorities and those in the private sector to limit the spread of COVID-19, caused disruptions in each of Select Medical’s segments; these disruptions were most significant within the outpatient rehabilitation and Concentra segments. By mid-March 2020, Select Medical’s outpatient rehabilitation clinics began experiencing significantly less patient visit volume due to declines in patient referrals from physicians, a reduction in workers’ compensation injury visits resulting from the temporary closure of businesses, and the suspension of elective surgeries which would have required outpatient rehabilitation services. Select Medical’s Concentra centers experienced similar declines in patient visit volume due to businesses furloughing their workforce and temporarily ceasing or significantly reducing their operations. The effects of the COVID-19 pandemic continued to adversely impact patient visit volume in January and February 2021; however, in March 2021, both Select Medical’s outpatient rehabilitation clinics and Concentra centers experienced patient visit volume approximating the levels experienced in January and February 2020, the months preceding the widespread emergence of COVID-19 in the United States. Although they have experienced temporary disruptions in their core businesses as a result of the COVID-19 pandemic, Select Medical’s outpatient rehabilitation and Concentra segments have been able to expand their services to provide COVID-19 screening and testing.

Select Medical’s critical illness recovery hospitals have played a critical role in caring for patients during the COVID-19 pandemic, and the relaxation of certain admission restrictions have contributed to volume increases in certain of its hospitals. The revenue of Select Medical’s critical illness recovery hospitals and rehabilitation hospitals has also benefited from the temporary suspension of the 2.0% cut to Medicare payments due to sequestration, which began May 1, 2020 following the enactment of the CARES Act, and has been extended through December 31, 2021. Certain of Select Medical’s rehabilitation hospitals experienced temporary declines in patient volume, beginning in March 2020, in areas more significantly impacted by the spread of COVID-19, such as New Jersey, and due to the suspension of elective surgeries at hospitals and other facilities, which consequently reduced the demand for inpatient rehabilitation services. Beginning at the onset of the COVID-19 pandemic, both Select Medical’s critical illness recovery hospitals and rehabilitation hospitals modified certain of their protocols in order to follow the guidelines and recommendations for patient treatment and for the protection of their patients and staff members. This has resulted in increased labor costs, including increased contracted labor usage, as well as additional costs resulting from the purchase of personal protective equipment.

The unpredictable effects of the COVID-19 pandemic, including the duration and extent of disruption on Select Medical’s operations, creates uncertainties about Select Medical’s future operating results and financial condition. Select Medical has provided revenue and certain operating statistics below for each of its segments for each of the periods presented. Please refer to our risk factors previously reported in our Annual Report on Form 10-K for the year ended December 31, 2020 for further discussion.

	Critical Illness Recovery Hospital
									Number of
	Revenue			Patient Days			Occupancy Rate		Hospitals Owned(1)
	2020	2021	% Change	2020	2021	% Change	2020	2021	2020	2021

	(in thousands, except percentages)
January	$163,238	$199,611	22.3%	90,783	100,933	11.2%	69%	75%	100	99
February	165,375	190,703	15.3%	87,844	92,036	4.8%	72%	75%	100	99
March	171,908	204,558	19.0%	91,831	100,149	9.1%	70%	74%	100	99
Three Months Ended March 31	$500,521	$594,872	18.9%	270,458	293,118	8.4%	70%	75%	100	99

	Rehabilitation Hospital
									Number of
	Revenue			Patient Days			Occupancy Rate		Hospitals Owned(1)
	2020	2021	% Change	2020	2021	% Change	2020	2021	2020	2021

	(in thousands, except percentages)
January	$61,673	$68,297	10.7%	32,111	34,404	7.1%	79%	82%	19	20
February	60,690	64,202	5.8%	31,813	32,178	1.1%	84%	84%	19	20
March	59,656	75,305	26.2%	30,644	35,857	17.0%	76%	85%	19	20
Three Months Ended March 31	$182,019	$207,804	14.2%	94,568	102,439	8.3%	79%	84%	19	20

	Outpatient Rehabilitation
	Revenue			Visits			Working Days(2)
	2020	2021	% Change	2020	2021	% Change	2020	2021

	(in thousands, except percentages)
January	$90,924	$76,763	(15.6)%	757,171	625,964	(17.3)%	22	20
February	88,239	77,063	(12.7)%	739,061	641,942	(13.1)%	20	20
March	76,086	98,135	29.0%	626,433	832,248	32.9%	22	23
Three Months Ended March 31	$255,249	$251,961	(1.3)%	2,122,665	2,100,154	(1.1)%	64	63

	Concentra
	Revenue			Visits			Working Days(2)
	2020	2021	% Change	2020	2021	% Change	2020	2021

	(in thousands, except percentages)
January	$141,236	$127,103	(10.0)%	1,032,069	867,793	(15.9)%	22	20
February	133,690	132,349	(1.0)%	965,741	869,910	(9.9)%	20	20
March	123,609	163,388	32.2%	879,585	1,057,871	20.3%	22	23
Three Months Ended March 31	$398,535	$422,840	6.1%	2,877,395	2,795,574	(2.8)%	64	63

(1)	Represents the number of hospitals owned at the end of each period presented.
(2)	Represents the number of days in which normal business operations were conducted during the periods presented.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $500.0 million worth of shares of its common stock. The program has been extended until December 31, 2021, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares during the quarter ended March 31, 2021. Since the inception of the program through March 31, 2021, Select Medical has repurchased 38,580,908 shares at a cost of approximately $356.6 million, or $9.24 per share, which includes transaction costs.

Dividend

On May 5, 2021, Select Medical’s board of directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about June 1, 2021 to stockholders of record as of the close of business on May 19, 2021.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s board of directors after taking into account various factors, including, but not limited to, our financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s board of directors may deem to be relevant.

Business Outlook

Select Medical is updating its business outlook following the reporting of its first quarter 2021 results. Select Medical now expects revenue for the full year of 2021 to be in the range of $5.7 billion to $5.9 billion and Adjusted EBITDA for the full year of 2021 to be in the range of $870.0 million to $900.0 million. Select Medical now expects earnings per common share for the full year of 2021 to be in the range of $2.41 to $2.58. A reconciliation of net income to Adjusted EBITDA for the full year of 2021 is presented in table VIII of this release.

Select Medical reaffirms its target compound annual growth rates, provided most recently in its February 25, 2021 press release, for revenue, Adjusted EBITDA, and earnings per common share. Select Medical continues to expect its compound annual growth for revenue to be in the range of 4% to 6% and compound annual growth for Adjusted EBITDA to be in the range of 7% to 8% from 2021 through 2023. Select Medical continues to expect compound annual growth for earnings per common share to be in the range of 17% to 20% from 2021 through 2023.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook and the impact of the COVID-19 pandemic on each of its reportable segments, on Friday, May 7, 2021, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 8189262. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, May 14, 2021. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 8189262. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical's 2021 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2020.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2020 and 2021

(In thousands, except per share amounts, unaudited)

	2020	2021	% Change
Revenue	$1,414,632	$1,546,463	9.3%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,200,371	1,293,449	7.8
General and administrative	33,831	35,403	4.6
Depreciation and amortization	51,752	49,620	(4.1)
Total costs and expenses	1,285,954	1,378,472	7.2
Other operating income	—	34,021	N/M
Income from operations	128,678	202,012	57.0
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	2,588	9,919	283.3
Gain on sale of businesses	7,201	—	N/M
Interest income	—	4,749	N/M
Interest expense	(46,107)	(34,402)	(25.4)
Income before income taxes	92,360	182,278	97.4
Income tax expense	21,912	45,064	105.7
Net income	70,448	137,214	94.8
Less: Net income attributable to non-controlling interests	17,323	26,668	53.9
Net income attributable to Select Medical	$53,125	$110,546	108.1%
Basic earnings per common share:(1)	$0.40	$0.82

_______________________________________________________________________________

(1)	Refer to table II for calculation of earnings per common share.

N/M	Not meaningful.

II. Earnings per Share

For the Three Months Ended March 31, 2020 and 2021

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2020 and 2021:

	Basic EPS
	Three Months Ended March 31,
	2020	2021
Net income	$70,448	$137,214
Less: net income attributable to non-controlling interests	17,323	26,668
Net income attributable to Select Medical	53,125	110,546
Less: net income attributable to participating securities	1,818	3,698
Net income attributable to common shares	$51,307	$106,848

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2020 and 2021:

	Three Months Ended March 31,
	2020			2021
	Net Income Allocation	Shares(1)	Basic EPS(2)	Net Income Allocation	Shares(1)	Basic EPS(2)
Common shares	$51,307	129,638	$0.40	$106,848	130,329	$0.82
Participating securities	1,818	4,594	$0.40	3,698	4,511	$0.82
Total	$53,125			$110,546

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(1)	Represents the weighted average share count outstanding during the period.

(2)	As of March 31, 2020 and 2021, Select Medical’s capital structure does not contain any securities which could potentially dilute basic EPS.

III. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2020	March 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$577,061	$750,274
Accounts receivable	896,763	959,715
Other current assets	120,176	125,325
Total Current Assets	1,594,000	1,835,314
Operating lease right-of-use assets	1,032,217	1,053,880
Property and equipment, net	943,420	930,843
Goodwill	3,379,014	3,390,325
Identifiable intangible assets, net	387,541	384,322
Other assets	319,207	326,097
Total Assets	$7,655,399	$7,920,781
Liabilities and Equity
Current Liabilities:
Payables and accruals	$800,918	$874,389
Government advances	321,807	324,975
Unearned government assistance	82,607	101,814
Current operating lease liabilities	220,413	223,648
Current portion of long-term debt and notes payable	12,621	15,426
Total Current Liabilities	1,438,366	1,540,252
Non-current operating lease liabilities	875,367	894,526
Long-term debt, net of current portion	3,389,398	3,387,249
Non-current deferred tax liability	132,421	133,408
Other non-current liabilities	168,703	168,798
Total Liabilities	6,004,255	6,124,233
Redeemable non-controlling interests	398,171	445,931
Total equity	1,252,973	1,350,617
Total Liabilities and Equity	$7,655,399	$7,920,781

IV. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2020 and 2021

(In thousands, unaudited)

	2020	2021
Operating activities
Net income	$70,448	$137,214
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	8,479	11,633
Depreciation and amortization	51,752	49,620
Provision for expected credit losses	199	67
Equity in earnings of unconsolidated subsidiaries	(2,588)	(9,919)
Loss (gain) on sale of assets and businesses	(7,339)	72
Stock compensation expense	6,903	6,709
Amortization of debt discount, premium and issuance costs	553	543
Deferred income taxes	9,364	(897)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(53,928)	(60,142)
Other current assets	27	(4,425)
Other assets	2,248	961
Accounts payable and accrued expenses	(53,447)	44,627
Unearned government assistance	—	19,207
Income taxes	11,413	44,618
Net cash provided by operating activities	44,084	239,888
Investing activities
Business combinations, net of cash acquired	(6,833)	(6,314)
Purchases of property and equipment	(39,208)	(39,719)
Investment in businesses	(9,848)	(6,571)
Proceeds from sale of assets and businesses	11,230	19
Net cash used in investing activities	(44,659)	(52,585)
Financing activities
Borrowings on revolving facilities	460,000	—
Payments on revolving facilities	(295,000)	—
Payments on term loans	(39,843)	—
Borrowings of other debt	6,487	8,915
Principal payments on other debt	(8,099)	(9,342)
Repurchase of common stock	(8,691)	—
Proceeds from issuance of non-controlling interests	1,679	—
Distributions to and purchases of non-controlling interests	(12,474)	(13,663)
Purchase of membership interests of Concentra Group Holdings Parent	(366,203)	—
Net cash used in financing activities	(262,144)	(14,090)
Net increase (decrease) in cash and cash equivalents	(262,719)	173,213
Cash and cash equivalents at beginning of period	335,882	577,061
Cash and cash equivalents at end of period	$73,163	$750,274
Supplemental information
Cash paid for interest	$67,885	$52,470
Cash paid for taxes	1,135	1,343

V. Key Statistics

For the Three Months Ended March 31, 2020 and 2021

(unaudited)

	2020	2021	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	101	99
Revenue (,000)	$500,521	$594,872	18.9%
Number of patient days(b)(c)	270,458	293,118	8.4%
Number of admissions(b)(d)	9,533	9,859	3.4%
Revenue per patient day(b)(e)	$1,839	$2,024	10.1%
Adjusted EBITDA (,000)	$88,570	$113,272	27.9%
Adjusted EBITDA margin	17.7%	19.0%
Rehabilitation Hospital
Number of hospitals – end of period(a)	29	30
Revenue (,000)	$182,019	$207,804	14.2%
Number of patient days(b)(c)	94,568	102,439	8.3%
Number of admissions(b)(d)	6,333	7,131	12.6%
Revenue per patient day(b)(e)	$1,732	$1,853	7.0%
Adjusted EBITDA (,000)	$38,569	$50,534	31.0%
Adjusted EBITDA margin	21.2%	24.3%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,753	1,809
Revenue (,000)	$255,249	$251,961	(1.3)%
Number of visits(b)	2,122,665	2,100,154	(1.1)%
Revenue per visit(b)(f)	$104	$104	0.0%
Adjusted EBITDA (,000)	$27,122	$26,329	(2.9)%
Adjusted EBITDA margin	10.6%	10.4%
Concentra
Number of centers – end of period(b)	523	519
Revenue (,000)	$398,535	$422,840	6.1%
Number of visits(b)	2,877,395	2,795,574	(2.8)%
Revenue per visit(b)(f)	$123	$125	1.6%
Adjusted EBITDA (,000)	$61,466	$82,015	33.4%
Adjusted EBITDA margin	15.4%	19.4%

_______________________________________________________________________________

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics and community-based outpatient clinics.

VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2020 and 2021

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2020	2021
Net income	$70,448	$137,214
Income tax expense	21,912	45,064
Interest expense	46,107	34,402
Interest income	—	(4,749)
Gain on sale of businesses	(7,201)	—
Equity in earnings of unconsolidated subsidiaries	(2,588)	(9,919)
Income from operations	128,678	202,012
Stock compensation expense:
Included in general and administrative	5,437	5,460
Included in cost of services	1,466	1,249
Depreciation and amortization	51,752	49,620
Adjusted EBITDA	$187,333	$258,341

Critical illness recovery hospital(a)	$88,570	$113,272
Rehabilitation hospital	38,569	50,534
Outpatient rehabilitation	27,122	26,329
Concentra	61,466	82,015
Other(b)(c)	(28,394)	(13,809)
Adjusted EBITDA	$187,333	$258,341

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(a)	During the three months ended March 31, 2021, Select Medical’s critical illness recovery hospitals recognized $17.9 million of other operating income related to the outcome of litigation with the Centers for Medicare & Medicaid Services.

(b)	During the three months ended March 31, 2021, Select Medical recognized $16.1 million of other operating income related to the payments received under the Provider Relief Fund for health care related expenses and lost revenues attributable to COVID-19. Refer to “CARES Act Provider Relief Fund” for further discussion.

(c)	Other primarily includes general and administrative costs.

VII. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months Ended March 31, 2020 and 2021

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended March 31,
	2020	Per Share(a)	2021	Per Share(a)
Net income attributable to common shares(a)	$51,307	$0.40	$106,848	$0.82
Adjustments:(b)
Gain on sale of businesses, net of tax effect of $3,419	(3,652)	(0.03)	—	—
Adjusted net income attributable to common shares	$47,655	$0.37	$106,848	$0.82

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(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table II.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

VIII. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2021

(In millions, unaudited)

The following is a reconciliation of full year 2021 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table VI for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2021 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$327	$349
Net income attributable to non-controlling interests	83	83
Net income	410	432
Income tax expense	141	149
Interest income	(5)	(5)
Interest expense	138	138
Equity in earnings of unconsolidated subsidiaries	(41)	(41)
Income from operations	643	673
Stock compensation expense	28	28
Depreciation and amortization	199	199
Adjusted EBITDA	$870	$900